EXHIBIT 99.1





FOR IMMEDIATE RELEASE
---------------------

         For Additional Information Contact:
         David B. Barbour, President and Chief Executive Officer
         Lisah M. Frazier, Chief Operating Officer and Chief Financial Officer
         (606) 326-2800
         Fax (606) 326-2801
         www.classicbank.com

    CLASSIC BANCSHARES, INC. REPORTS FISCAL 2005 FIRST QUARTER EARNINGS AND
                   ANNOUNCES AN INCREASE IN THE CASH DIVIDEND

     Ashland, Kentucky, -- August 3, 2004 -- Classic Bancshares, Inc.
(NASDAQ - CLAS) reported net income of $1.1 million, or $.68 per diluted share for the three months ended June 30, 2004 compared to net income of $745,000, or $.57 per diluted share for the three months ended June 30, 2003.

     The Company's assets decreased approximately $5.8 million from $341.8 million at March 31, 2004 to $336.0 million at June 30, 2004. Assets decreased primarily due to a decrease in investment securities of $4.8 million and a decrease in loans of $1.5 million. Securities decreased as a result of maturities, calls and principal repayments during the period and a decline in the market value of these available for sale securities. Management was reluctant to replace these securities based on its expectation of an increase in interest rates. Loans decreased due to the payout of some large commercial credits and also a slowing of loan demand within the Company's market area. Deposits decreased approximately $2.1 million due to outflow of deposits in the normal course of business and FHLB borrowings also decreased approximately $4.6 million.

     Total non-performing assets represented .8% of total assets at June 30, 2004 compared to .7% at March 31, 2004. The Company recorded a provision for loan losses of $135,000 for the three-month period and had net charge-offs of $132,000 for the three-month period resulting in an allowance for loan losses of $2.2 million at June 30, 2004. The allowance at June 30, 2004 was equal to 112% of total non-performing loans and .9% of total loans receivable.

     "We are pleased to continue to report double digit growth in earnings per share despite uncertain economic conditions both regionally and nationally," commented President and Chief Executive Officer David B. Barbour. "Our earnings per share growth of 17% is reflective of our effort to maintain net interest margins while keeping non-interest expenses at levels below our peers."

     Lisah M. Frazier, Chief Operating and Chief Financial Officer added,
"In view of our continued earnings growth, the Board of Directors has elected to increase the dividend from the current rate of $.08 per quarter to $.10 per quarter payable to shareholders of record on August 10, 2004, representing a 25% increase." The dividend is payable on August 24, 2004.

     Net interest income increased for the first quarter of the fiscal year.
Net interest income increased $778,000 for the three months ended June 30, 2004 compared to the same period in 2003. The increase in net interest income was due to an increase in average interest-earning assets. This increase was due primarily to the acquisition of First Federal completed in June 2003.

     Non-interest income increased $109,000 for the three months ended June
30, 2004 compared to the same period in 2003. Non-interest income increased primarily due to an increase in fees and service charges on deposit accounts as a result of a larger deposit base.

     Non-interest expense increased approximately $303,000 for the three months ended June 30, 2004 as compared to the three months ended June 30, 2003. The increase in non-interest expenses was due primarily to an increase in salaries and employee benefits and an increase in occupancy and equipment expense. These expenses increased primarily due to the acquisition of First Federal completed in June 2003. Non-interest expenses also increased due to an increase in professional fees resulting primarily from the Company's efforts to upgrade its corporate governance and comply with new regulatory requirements.

     Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has one subsidiary, Classic Bank. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with nine branch offices located in Boyd, Carter, Greenup and Johnson counties in Kentucky and Lawrence County, Ohio.

     When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company's market area including unemployment levels and plant closings, real estate values in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates and demand for loans in the Company's market area and competition, and the Company's ability to recruit additional managers to sustain its growth and difficulties in integrating the operations of merged companies into Classic's that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of Classic Bancshares, Inc. as of June 30, 2004 and March 31, 2004 and for the three months ended June 30, 2004 and 2003.


                                                           June 30,                          March 31,
                                                            2004                                2004
                                                            ----                                ----
                                                                         (In thousands)
Cash and other interest bearing deposits
     with other financial institutions                     $ 10,098                        $  9,213
Securities available for sale                                46,122                          50,916
Loans receivable, net                                       255,961                         257,455
Goodwill & other intangibles                                  8,465                           8,798
Other assets                                                 15,329                          15,383
                                                           --------                        --------
    Total assets                                           $335,975                        $341,765
                                                           ========                        ========

Deposits                                                   $258,183                        $260,241
Securities sold under agreement to repurchase                11,541                           9,168
FHLB advances                                                29,580                          34,218
Other liabilities                                             1,757                           2,911
                                                           --------                        --------
    Total liabilities                                       301,061                         306,538
Stockholders' equity                                         34,914                          35,227
                                                           --------                        --------
    Total liabilities and stockholders' equity             $335,975                        $341,765
                                                           ========                        ========


                                                                          Three Months Ended
                                                                               June 30,
                                                                               --------
                                                                (In thousands, except per share amounts)

                                                              2004                            2003
                                                              ----                            ----

Total interest income                                      $  4,528                        $  3,658
Total interest expense                                        1,298                           1,206
                                                            -------                        --------
    Net interest income                                       3,230                           2,452
Provision for loan losses                                       135                              46
                                                            -------                        --------
    Net interest income after provision for loan losses       3,095                           2,406
                                                            -------                        --------
Fees and service charges                                        517                             399
Gain on sale of securities                                       17                             ---
Other noninterest income                                         71                              97
                                                            --------                       --------
    Total noninterest income                                    605                             496
    Total noninterest expense                                 2,181                           1,878
                                                            --------                       --------
Income before income taxes                                    1,519                           1,024
Income tax expense                                              467                             279
                                                            --------                       --------
    Net income                                             $  1,052                        $    745
                                                            ========                       ========

Basic earnings per share(1)                                   $0.75                           $0.63
Fully diluted earnings per share(1)                           $0.68                           $0.57



                                                                          At or for the
                                                                        Three Months Ended
                                                                             June 30,
                                                                             --------

                                                              2004                            2003
                                                              ----                            ----

Return on average assets (ratio of annualized
   net income to total average assets)                         1.3%                            1.2%
Return on average equity (ratio of annualized
    net income to total average equity)                       12.1                            11.1
Net interest margin(2) (Federal Tax Equivalent)                4.3                             4.5
Non-performing assets to total assets                          0.8                             0.8
Allowance for loan losses to non-performing loans            112.2                           119.1
Allowance for loan losses to loans receivable, net             0.9                             1.2
Non-interest expenses/ Total revenues(3)                      55.5                            61.4
Book value per share(1)                                     $24.81                          $22.11
Tangible book value per share(1)                            $18.80                          $15.94
Total shares outstanding(1)                              1,407,183                       1,467,566
Total weighted avg. shares outstanding for diluted EPS   1,556,468                       1,297,383
Number of full service offices                                  10                              10
Number of ATM locations                                         21                              23

--------------------------------------------------
(1) - Amounts were adjusted for all periods presented to reflect the 10% stock dividend paid on November 17, 2003.
(2) - Net interest income (Federal Tax Equivalent) annualized divided by average earning assets.
(3) - Total revenues=Net interest income (Federal Tax Equivalent) + non-interest income.